UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2006
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

See below.

ITEM 5.02. Appointment of Principal Officers.

On February 6, 2006, White Mountains issued a press release announcing the appointment of Mr. Tom Hutton, 50, to White Mountains’ senior management team as President and CEO of White Mountains Re.  The press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

Mr. Hutton spent the last five years providing management oversight and transaction services to private equity investors and their portfolio companies as a consultant, active board member, and investor, first as a Venture Partner with Trident Capital and then as Managing Partner of Thompson Hutton, LLC. His primary focus has been in the financial services sector. From 1990-2000, Mr. Hutton served as President and Chief Executive Officer of Risk Management Solutions (RMS), a provider of catastrophe risk modeling software and services for the insurance and reinsurance industries throughout the world. Currently, he is a director of two public companies, Safeco (SAFC) and Montpelier Re (MRH).

Mr. Hutton will receive a salary of $400,000 per year with an annual bonus target of 50% of his salary. He also received a grant of White Mountains Re performance units for the 2006-2008 performance cycle from White Mountains’ Long-Term Incentive Plan that, at target, would have a value of $3 million.  The payout of the performance units is explicitly tied to performance over the three-year period and is highly variable (the actual number of units paid out at the end of the cycle will range from 0% to 200% of target depending on performance against established goals).  The target for Mr. Hutton’s performance units will be the same as that established by the Compensation Committee of White Mountains’ Board of Directors for performance units awards to other White Mountains Re employees.

ITEM 9.01. Financial Statements and Exhibits.

(d)                                 99.1 Press Release of White Mountains Insurance Group, Ltd. dated February 6, 2006 furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: February 7, 2006	By:	/s/	J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer